                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: October 16, 2001
                        (Date of earliest event reported)


                   INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)


        New York                       1-2360                  13-0871985
(State of Incorporation)      (Commission File Number)       (IRS employer
                                                           Identification No.)


                 ARMONK, NEW YORK                                10504
     (Address of principal executive offices)                  (Zip Code)


                                  914-499-1900
                         (Registrant's telephone number)

Item 5.  Other Events

     The registrant's press release dated October 16, 2001, regarding its financial results for the periods ended September 30, 2001, including unaudited consolidated financial statements for the periods ended September 30, 2001, is Attachment I of this Form 8-K.

     Attachment II of this Form 8-K is IBM's Chief Financial Officer John R. Joyce's third quarter earnings presentation to securities analysts on Tuesday, October 16, 2001.

     IBM's web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 16, 2001


                                           By: /s/ Mark Loughridge
                                           ------------------------------
                                                  (Mark Loughridge)
                                            Vice President and Controller

                                                                    ATTACHMENT I


                    IBM ANNOUNCES THIRD-QUARTER 2001 RESULTS

      ARMONK, N.Y., October 16, 2001 . . . IBM today announced third-quarter 2001 diluted earnings per common share of $.90, a 17 percent decrease compared with diluted earnings per common share of $1.08 in the third quarter of 2000. Third-quarter 2001 net income was $1.6 billion, a 19 percent decline from $2.0 billion in the year-earlier period. IBM's third-quarter 2001 revenues totaled $20.4 billion, down 6 percent (3 percent at constant currency) compared with the third quarter of 2000.

      Louis V. Gerstner, Jr., IBM chairman and chief executive officer, said:
"The third quarter saw an acceleration of the fundamental shift in customer buying behavior that is altering our industry's landscape. Customers now allocate an increasing percentage of their spending to solutions, not boxes. The major beneficiary of this change, of course, has been IBM Global Services. Another very important beneficiary, however, has been IBM's middleware software, since many of the major software solutions providers now recommend IBM middleware as their preferred platform.

      "Finally, and perhaps surprising to some, another major beneficiary of the industry shift has been IBM's powerful high-end zSeries servers, as customers all over the world see the value of server consolidation. In the third quarter, zSeries MIPS grew 42 percent and have grown by more than 40 percent in each quarter of 2001.

      "Turning to our individual units, Services continued its double-digit growth, excluding maintenance, and the backlog increased by nearly $2 billion from last quarter. Software had an outstanding quarter and we are increasing share in every important area of our software portfolio. Servers also had a strong quarter with major share gains in the UNIX market. The PC segment of our industry remains in trouble, and this negatively affected our PC and hard disk drive businesses. As expected, our Microelectronics business was weak," Mr. Gerstner said.

      "IBM's results for the first nine months of this year include $63 billion of revenue, $5.4 billion of net profit -- both even with last year -- and $2.2 billion of free cash flow, double last year's amount. This is a remarkable record, given that many technology companies have been reporting huge revenue declines and vastly lower profits or losses for the first time in many years. IBM's balance sheet remains among the strongest in the technology industry or any industry."

      In the Americas, third-quarter revenues were $9.1 billion, a decline of 6 percent (5 percent at constant currency) from the same period of 2000. Revenues from Europe/Middle East/Africa were $5.7 billion, up 1 percent (4 percent at constant currency). Asia-Pacific revenues fell 5 percent (up 5 percent at constant currency) to $4.1 billion. OEM revenues decreased 28 percent (27 percent at constant currency) to $1.5 billion.

      Revenues from Global Services, including maintenance, grew 5 percent (9 percent at constant currency) in the third quarter to $8.7 billion. Global Services revenues, excluding maintenance, increased 7 percent (11 percent at constant currency). IBM signed $10 billion in services contracts and concluded the quarter with a total services contract backlog of approximately $97 billion. The overall gross profit margin in Global Services improved by 1.8 points year over year to 28.4 percent.

      Hardware revenues declined 21 percent (18 percent at constant currency) to $7.5 billion from the 2000 third quarter. Revenues from z900 mainframe servers grew strongly. Revenues from the iSeries mid-market servers increased in all geographic areas, while pSeries revenues declined in part because customers were awaiting the new high-end "Regatta" servers, which were announced in early October. Personal computer revenues fell significantly, reflecting continued weakness and price pressures in this market. Revenues from IBM's high-end storage product family -- known as "Shark" -- increased year over year. Microelectronics revenues decreased substantially, as expected, principally due to the cyclical downturn that is affecting the worldwide semiconductor and OEM markets.

      Software revenues grew 10 percent (14 percent in constant currency) to $3.2 billion compared to the prior year's third quarter. Middleware revenues, which comprise approximately 80 percent of IBM's overall software revenues, grew 18 percent at constant currency and operating system revenues increased 3 percent year over year. WebSphere revenues increased 75 percent, MQ Series revenues more than doubled and DB2 revenues climbed 31 percent (excluding revenues from the acquisition of the Informix database business, which was successfully completed in the third quarter).

      Global Financing revenues decreased 4 percent (2 percent at constant currency) in the third quarter to $822 million.

      Revenues from the Enterprise Investments/Other area, which includes products for specialized customer uses, declined 24 percent (21 percent at constant currency) year over year to $244 million. This decline was expected, resulting from IBM's strategy to shift development and distribution of these products to third-party companies.

      The company's total gross profit margin improved to 36.2 percent in the 2001 third quarter from 35.4 percent in the third quarter of 2000.

      Total third-quarter expenses were $5.1 billion, up 5 percent compared with the year-earlier period. Selling, general and administrative expenses were flat and include a charge resulting from workforce-balancing actions. Research and development expenses also were flat. Other income declined primarily due to writedowns of certain equity investments. The company continues to focus on expense reductions through increased use of e-procurement, on-line learning and other actions related to IBM's ongoing e-business transformation.

      IBM's tax rate in the third quarter was 29.5 percent compared with 30.0 percent in the third quarter of last year.

      IBM spent approximately $1.8 billion on share repurchases in the third quarter. The average number of basic common shares outstanding in the quarter was 1.73 billion compared with 1.76 billion shares in the same period of 2000. There were 1.72 billion basic common shares outstanding at September 30, 2001.

      Net income for the nine months ended September 30, 2001 was $5.4 billion, or $3.03 per diluted common share, compared with net income of $5.4 billion, or $2.97 per diluted common share, in the year-earlier period. Revenues for the nine months ended September 30, 2001 were $63.0 billion, flat (up 5 percent at constant currency) compared with $62.8 billion for the nine months of 2000.

      The company's debt in support of operations, excluding global financing, increased $1.1 billion from year-end 2000 to $2.2 billion, reflecting the acquisition of the Informix database business. This resulted in a debt-to-capitalization ratio of 11 percent at September 30, 2001. Global financing debt declined $1.1 billion from year-end 2000 to a total of $26.4 billion, resulting in a debt-to-equity ratio of 6.7 to 1.

Forward-Looking and Cautionary Statements

      Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Financial Results Attached

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                          COMPARATIVE FINANCIAL RESULTS

            (Unaudited; Dollars in millions except per share amounts)

                                Three Months               Nine Months
                             Ended September 30,       Ended September 30,

                                            Percent                   Percent
                              2001    2000*  Change     2001    2000*  Change
                           -------  ------- -------  -------  ------- -------
REVENUE
 Global Services           $8,682   $8,230     5.4% $25,895  $23,966     8.0%
  Gross margin               28.4%    26.6%            27.2%    26.5%

 Hardware                   7,479    9,451   -20.9%  24,678   26,314    -6.2%
  Gross margin               24.0%    27.9%            28.2%    27.6%

 Software                   3,201    2,918     9.7%   9,155    9,027     1.4%
  Gross margin               81.5%    81.2%            81.4%    81.3%

 Global Financing             822      859    -4.3%   2,499    2,494     0.2%
  Gross margin               51.0%    41.7%            48.8%    43.4%

 Enterprise Investments/
 Other                        244      323   -24.2%     813      979   -16.9%
  Gross margin               40.8%    47.5%            44.6%    47.6%

TOTAL REVENUE              20,428   21,781    -6.2%  63,040   62,780     0.4%

GROSS PROFIT                7,391    7,704    -4.1%  23,037   22,501     2.4%
  Gross margin               36.2%    35.4%            36.5%    35.8%

EXPENSE

 S,G&A                      3,741    3,726     0.4%  11,314   11,299     0.1%
  % of revenue               18.3%    17.1%            17.9%    18.0%

 R,D&E                      1,261    1,261     0.0%   3,743    3,702     1.1%
  % of revenue                6.2%     5.8%             5.9%     5.9%

 Other income                  73     (173) -141.8%     143     (492) -128.9%
 Interest expense              54       86   -36.9%     184      245   -24.9%

TOTAL EXPENSE               5,129    4,900     4.7%  15,384   14,754     4.3%
  % of revenue               25.1%    22.5%            24.4%    23.5%

INCOME BEFORE
INCOME TAXES                2,262    2,804   -19.3%   7,653    7,747    -1.2%
  Pre-tax margin             11.1%    12.9%            12.1%    12.3%

Provision for
income taxes                  667      841   -20.7%   2,263    2,324    -2.6%
  Effective tax
  rate                       29.5%    30.0%            29.6%    30.0%

NET INCOME                 $1,595   $1,963   -18.7%  $5,390   $5,423    -0.6%
  Net margin                  7.8%     9.0%             8.6%     8.6%

Preferred stock
dividends                       0        5               10       15

NET INCOME
APPLICABLE TO COMMON
SHAREHOLDERS               $1,595   $1,958   -18.5%  $5,380   $5,408    -0.5%
                           ======   ======           ======   ======

EARNINGS PER
SHARE OF COMMON
STOCK - ASSUMING
DILUTION                    $0.90    $1.08   -16.7%   $3.03    $2.97     2.0%
                           ======   ======           ======   ======

EARNINGS PER
SHARE OF COMMON
STOCK - BASIC               $0.92    $1.11   -17.1%   $3.10    $3.06     1.3%
                           ======   ======           ======   ======

AVERAGE NUMBER OF
COMMON SHARES OUT-
STANDING (M's)
  DILUTED                 1,767.9  1,809.8          1,775.6  1,819.3
  BASIC                   1,731.8  1,758.1          1,737.0  1,767.6

  * Reclassified to conform with 2001 presentation.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                   (Unaudited)

                                              At           At
(Dollars in millions)               September 30, December 31,  Percent
                                            2001         2000    Change
                                    ------------  -----------   -------
ASSETS

 Cash, cash equivalents,
 and marketable securities                $4,012       $3,722      7.8%

 Receivables - net, inventories,
 and prepaid expenses                     36,297       40,158     -9.6%

 Plant, rental machines,
 and other property - net                 16,820       16,714      0.6%

 Investments and other assets             27,965       27,755      0.8%
                                        --------     --------

TOTAL ASSETS                             $85,094      $88,349     -3.7%
                                        ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                         $10,907      $10,205      6.9%
 Long-term debt                           17,654       18,371     -3.9%
                                        --------     --------
 Total debt                               28,561       28,576     -0.1%

 Accounts payable, taxes,
 and accruals                             21,969       26,201    -16.2%

 Other liabilities                        12,587       12,948     -2.8%
                                        --------     --------
TOTAL LIABILITIES                         63,117       67,725     -6.8%

STOCKHOLDERS' EQUITY                      21,977       20,624      6.6%
                                        --------     --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                     $85,094      $88,349     -3.7%
                                        ========     ========

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA
                                   (Unaudited)

                                     THIRD QUARTER 2001
                         --------------------------------------------
                                                              Pre-tax
(Dollars in millions)    ------- Revenue ----------  Pre-tax   Income
                         External Internal     Total  Income   Margin
                         -------- --------   ------- -------  -------
SEGMENTS

Global Services           $8,682     $684    $9,366  $1,373     14.7%
          % change           5.4%     4.6%      5.4%   19.7%

Technology                 1,654      628     2,282    (258)   -11.3%
          % change         -26.5%    -6.5%    -21.9% -242.5%

Personal and Printing
Systems                    2,829       18     2,847     (70)    -2.5%
          % change         -28.8%   -18.2%    -28.7% -179.5%

Enterprise Systems         3,056      175     3,231     194      6.0%
          % change          -3.4%    26.8%     -2.2%  -29.2%

Software                   3,201      236     3,437     704     20.5%
          % change           9.7%    11.8%      9.8%   36.7%

Global Financing             814      204     1,018     314     30.8%
          % change          -6.2%    -9.3%     -6.9%    6.8%

Enterprise Investments       242        1       243     (76)   -31.3%
          % change         -12.6%     0.0%    -12.6%  -38.2%

TOTAL SEGMENTS            20,478    1,946    22,424   2,181      9.7%
          % change          -5.5%     1.2%     -5.0%  -10.8%

Eliminations / Other         (50)  (1,946)   (1,996)     81

TOTAL IBM                $20,428       $0   $20,428  $2,262     11.1%
          % change          -6.2%              -6.2%  -19.3%


                                     THIRD QUARTER 2000*
                         --------------------------------------------
                                                              Pre-tax
(Dollars in millions)    ------- Revenue ----------  Pre-tax   Income
                         External Internal     Total  Income   Margin
                         -------- --------   ------- -------  -------
SEGMENTS

Global Services           $8,230     $654    $8,884  $1,147     12.9%

Technology                 2,250      672     2,922     181      6.2%

Personal and Printing
Systems                    3,971       22     3,993      88      2.2%

Enterprise Systems         3,164      138     3,302     274      8.3%

Software                   2,918      211     3,129     515     16.5%

Global Financing             868      225     1,093     294     26.9%

Enterprise Investments       277        1       278     (55)   -19.8%

TOTAL SEGMENTS            21,678    1,923    23,601   2,444     10.4%

Eliminations / Other         103   (1,923)   (1,820)    360

TOTAL IBM                $21,781       $0   $21,781  $2,804     12.9%

* Reclassified to conform with 2001 presentation.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA
                                   (Unaudited)

                                       NINE MONTHS 2001
                         --------------------------------------------
                                                              Pre-tax
(Dollars in millions)    ------- Revenue ----------  Pre-tax   Income
                         External Internal     Total  Income   Margin
                         -------- --------   ------- -------  -------
SEGMENTS

Global Services          $25,895   $1,923   $27,818  $3,748     13.5%
          % change           8.0%     4.0%      7.8%   16.6%

Technology                 6,091    1,795     7,886     (81)    -1.0%
          % change           4.5%   -17.4%     -1.4% -120.9%

Personal and Printing
Systems                    9,072       50     9,122    (136)    -1.5%
          % change         -16.2%    13.6%    -16.0%     nm

Enterprise Systems         9,669      547    10,216   1,111     10.9%
          % change           1.8%    15.2%      2.4%    6.3%

Software                   9,155      686     9,841   2,001     20.3%
          % change           1.4%    15.3%      2.3%    9.2%

Global Financing           2,486      647     3,133     878     28.0%
          % change          -1.5%    -6.9%     -2.7%   -1.1%

Enterprise Investments       782        2       784    (243)   -31.0%
          % change         -16.7%   -33.3%    -16.8%  -15.7%

TOTAL SEGMENTS            63,150    5,650    68,800   7,278     10.6%
          % change           0.9%    -3.1%      0.5%    1.7%

Eliminations / Other        (110)  (5,650)   (5,760)    375

TOTAL IBM                $63,040       $0   $63,040  $7,653     12.1%
          % change           0.4%               0.4%   -1.2%

nm - not meaningful

                                       NINE MONTHS 2000*
                         --------------------------------------------
                                                              Pre-tax
(Dollars in millions)    ------- Revenue ----------  Pre-tax   Income
                         External Internal     Total  Income   Margin
                         -------- --------   ------- -------  -------
SEGMENTS

Global Services          $23,966   $1,849   $25,815  $3,214     12.5%

Technology                 5,826    2,172     7,998     388      4.9%

Personal and Printing
Systems                   10,820       44    10,864      (4)     0.0%

Enterprise Systems         9,500      475     9,975   1,045     10.5%

Software                   9,027      595     9,622   1,832     19.0%

Global Financing           2,525      695     3,220     888     27.6%

Enterprise Investments       939        3       942    (210)   -22.3%

TOTAL SEGMENTS            62,603    5,833    68,436   7,153     10.5%

Eliminations / Other         177   (5,833)   (5,656)    594

TOTAL IBM                $62,780       $0   $62,780  $7,747     12.3%

* Reclassified to conform with 2001 presentation.

                                                                   ATTACHMENT II
--------------------------------------------------------------------------------

IBM 3Q 2001
EARNINGS PRESENTATION

OCTOBER 2001

Thank you, Mandy. Good afternoon. This is Hervey Parke, Vice President of Investor Relations for IBM, thank you all for joining us today. Let me quickly give you a few pieces of information.

      At this time, the opening page of the presentation should have automatically loaded -- and you should be on Chart 1 -- the title page.

      After the last chart in the presentation -- we will provide you an index to go back to specific slides during the Q&A. Or, you can jump to the index at any time by clicking on the index link located on the navigation bar on the left side of your screen.

      For printing slides, there are two alternatives:

            As in previous quarter, there is a link on the index pages so you can download the entire set of charts for printing.

            Or, we have added a link to the navigation bar on the left side of your screen so you can download the charts at any time.

      In about 45 minutes, you will also be able to link to the prepared remarks off that same navigation bar.

      And finally, a replay of this webcast will be available on this website by this time tomorrow.

Now, please click on the NEXT button and move to Chart 2.

      Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

      Those statements involve a number of factors that could cause actual results to differ materially.

      Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, please click again on the NEXT button for Chart 3.

And at this time, let me turn the call over to John Joyce, IBM's Senior Vice President and Chief Financial Officer.

Thanks, Hervey. Good afternoon.

We're pleased with our 3rd-quarter results -- especially in this tough environment.

      o     $1 billion 600 million in AFTER-TAX profit.
      o     $2 billion in Free Cash Flow -- generated from
      o     Over $20 billion in revenues.

Our results continued to show strong resilience -- for the same two fundamental reasons as in prior quarters --

      o First, we again gained share in key business areas -- services, high-end servers, and software -- because we had the products and services -- in other words, the solutions -- that customers wanted in this environment.

      o Second, we continued to benefit from the strength of our broad portfolio and our business model -- with its financial core of annuity-like businesses.

            And just as important -- particularly in this economy -- our balance sheet remains very strong.

Before I get into the details of our 3rd quarter, let me describe how September 11 affected our results. Here's what we generally saw:

      o For that third of our business that is annuity-like and generated by ongoing operations -- outsourcing, maintenance, host-based software -- revenue was unaffected.

      o In hardware and distributed software -- which is driven by new orders and new shipments of products -- a significant amount of revenue comes in the last month of any given quarter. September business, therefore, is critical.

            o     As best we can measure, deferrals were mainly in the U.S.

            o The biggest impacts were to storage subsystems, Business Innovation Services, and Intel-based servers.
            o Let me add that we saw further slowing of already weak orders for PCs, associated HDDs, as well as OEM Microelectronics.
            o On the other hand, our software and high-end servers remained very strong.

      o The heaviest concentration of all these deferrals was in the Financial Services and Insurance sectors, as you would expect. And we are working with these customers as they deal with their priorities. While it is too early to know how much of this business will eventually be booked -- in some areas like Outsourcing, we see a very strong pipeline of opportunity.

Clearly, this environment is putting more pressure on many technology companies. But it is also providing the investment community a very useful tool for identifying long-term winners.

We have said that history will not necessarily repeat itself, and we continue to believe this.

      The next generation of e-business is about a powerful industry shift -- the integration of computing and communications to achieve competitive advantage. It's not about just piece-parts.

So, a major shift is underway in customer buying patterns -- in favor of powerful, fully integrated servers, software, and services. This shift plays directly to the strength of IBM's product, services, and technology portfolio.

      Even though customers may have slowed their investment in IT in this economic environment -- they remain focused on this shift towards integration.

            o They're still building an infrastructure that is scalable, robust and secure.
            o They're focused on returns -- on how fast can they get their cash back.
            o But they also want to make sure the investments they make today are consistent with long-term plans to tie front-end processes to back-end processes, and to exploit the flow of information in-between.

As you've seen all year long, this customer shift clearly is helping us -- even during these difficult times -- in terms of revenue growth and market share gains in key segments. The important point is that we believe these trends will continue to accelerate in our favor once the economy begins to improve.

So what does this all mean for the 4th quarter.

What I just told you about September can help set expectations for the 4th quarter:

      o We will benefit from the steady flow of revenue and profit from our annuity-like services, host-based software, maintenance, and financing.

      o We expect our customers to continue to prioritize hardware and software decisions towards products that yield sure paybacks.

      o     In these decisions, we expect to benefit in three ways:

            1. We now have product leadership over our piece-part competitors.
            2. Some of our competitors are going through significant changes, brought on by increased competition in these difficult times. Their business models are under pressure, so their product and support levels may have to change.
            3. And finally, we have leadership in helping customers build total business solutions -- which means the decisions they make with us today will fit into their business needs tomorrow.

The 4th quarter will certainly be challenging.

      The current consensus is that we will grow Earnings Per Share by 50% over the 3rd quarter -- and deliver well over $2 billion in after-tax profit, at the same time that some of our competitors will lose money.

      It is extremely difficult to make predictions in this environment. However, based on everything we know today, we believe the current Earnings Per Share consensus for the 4th quarter is reasonable.

We'll address 2002 after our discussion of the 3rd quarter results, so let's get started. Click on the NEXT button for Chart 4.

RESULTS

Here's a financial overview of the 3rd quarter:

      o I've mentioned that Revenue -- at $20.4 billion -- was down 3% at constant currency -- and 6%, as reported.

              Obviously, currency's impact was 3 points.

              Let me just note here that -- based on current spot rates -- the negative effect of currency on revenue for the 4th quarter would be only about one point -- so sequentially from the 3rd quarter we're going to get a little help.

      o Pre-tax income was down 19% -- principally due to the slowing demand in our Technology OEM businesses that we discussed back in July, but also reflecting business impacts in September.

      o Our tax rate was 29.5% -- down half a point from a year ago -- but the same as last quarter.

              Our year-to-date tax rate remains at 29.6%.

      o Average diluted shares outstanding for the quarter were 1 billion, 768 million -- down 2.3% from last year.

      o     And earnings per share were 90 cents -- down 18 cents or 17%.

                In these results we've absorbed currency, equity write-downs and workload-balancing initiatives. These three factors alone contributed about 13 cents to our year-to-year decline.

Now, let's turn to Revenue in the 3rd quarter -- starting with a geographic perspective. Click the NEXT button for Chart 5.

3Q01 GEOGRAPHIC REVENUE

Just over 90% of our revenue comes from sales to end-user customers, which we break into three geographic areas.

      o Constant currency is the best measure of comparative business growth.

      o     The Americas declined 5% at constant currency.

               As I've already mentioned, business in the U.S. had the greatest disruption in September.

      o Europe grew 4% in constant currency, before a 3-point currency impact.

               Strong performance in Services and Software offset Hardware declines.

      o Asia Pacific grew 5% in constant currency, before the 10 points of currency impact.

               The deceleration in Asia Pacific's growth from the 2nd quarter is mostly due to the decline in PC revenue as we shift away from the less profitable consumer sector.

Our OEM business -- the other 10% of our revenues -- declined 27% in the 3rd quarter.

      We indicated in July that we expected a substantial decline in our Microelectronics business, based on the rapid deceleration in orders from our OEM customers that began in the 2nd quarter.

      And in our hard disk drive business, we experienced sustained weakness in demand, along with the rest of the industry, due to declining PC volumes.

Now, if you'll click on the NEXT button for Chart 6 -- I'll touch on Revenue by major line item.

3Q01 REVENUE

Let me start with Global Services, which at 41% of revenue is our largest segment.

      Revenue was $8.7 billion -- growing 9% at constant currency.

      Services without Maintenance grew 11%.

Hardware revenue in the 3rd quarter was $7.5 billion -- an 18% decline at constant currency.

      While we had strong growth in zSeries mainframes and Shark storage subsystems, our OEM businesses -- Microelectronics and hard disk drives -- as well as PC's -- faced even weaker markets than anticipated. Let me add that the falloff in PC revenue has little impact on our profit.

Software -- at $3.2 billion dollars -- had strong growth of 14% at constant currency.

      We had terrific performance across all geographies and across all product lines.

      We gained share on key competitors -- even before the Informix acquisition -- with continued strong performance in our data base and WebSphere application server businesses.

Global Financing revenue -- at $822 million -- declined 2% at constant currency.

      Income-generating assets were flat from last year -- and financing originations were $8.8 billion in the quarter.

      But hardware remarketing was down in the quarter -- driven principally by a falloff in the U.S.

Now let's review gross profit margin -- Chart 7.

3Q01 GROSS PROFIT MARGIN

Total gross profit margin for the 3rd quarter was 36.2% -- up 8 tenths of a point from last year.

      Global Services gross profit margin improved nearly 2 points.

            We benefited from the cost-reduction actions in both Services and Maintenance, as well as from improved productivity in our outsourcing contracts.

      Hardware gross profit margin declined nearly 4 points.

            As expected, the key drivers were lower volumes in our technology group and pricing pressures in PCs and hard disk drives.

      Software gross profit margin improved 3 tenths of a point.

      And our Global Financing gross profit margin improved 9 points -- reflecting lower funding rates and lower used hardware sales.

Now let's turn to Expense -- Chart 8.

3Q01 EXPENSE SUMMARY CHART

Total expense was $5.1 billion -- up 5% from last year -- so that total expense-to-revenue increased by two and a half points.

      However, both SG&A and R&D were flat year-to-year -- and down slightly from the 2nd quarter.

      Again, a major factor impacting total expense was a $156 million write-down of certain equity investments for other-than-temporary market declines.

While SG&A is flat, there are many changes under the surface -- and these will continue.

      For example, at the beginning of the year, we targeted a $2 billion reduction in infrastructure expenses by the end of next year -- and we're already well on our way.

      As we reduce these expenses, we continue to increase investments in key areas where we can gain competitive advantage and prepare for 2002.

            For example, we spent more on direct sales, on technical sales support, on development, and, yes, on information technology.

            And we put it where we're gaining share -- Servers, Storage subsystems, Software, and Global Services.

      We're also using technology to improve our efficiency.

            IBM's e-Procurement is one of the largest private exchanges in the world -- purchasing 98% of its goods and services electronically. That's over $40 billion on an annualized rate.

            IBM.com and e-Care for customer support also continued to improve our productivity.

Now let's move to Cash Flow -- Chart 9.

3Q01 - CASH FLOW

Cash generation for the 3rd quarter was solid -- with Free Cash Flow of $2 billion -- the same as last year. And we expect it to remain strong through the rest of this year.

      Our ongoing focus on working capital management was a key contributor.

      Capital expenditures were up slightly year-to-year, with Services being a key driver.

Also in the third quarter --

      We spent $1.8 billion to repurchase about 18 million shares.

      This left us with $1.8 billion under our last Board authorization at the end of the 3rd quarter.

This continued strong cash flow -- even in a difficult economic environment -- gives us the flexibility to make necessary, appropriate investments for the future of our business -- for internal growth, such as Outsourcing Services -- for acquisitions -- or for share repurchase.

Now let's look at the Balance Sheet, Chart 10.

3Q01 - BALANCE SHEET

The balance sheet remains very healthy.

      Total debt decreased $800 million from the same time last year.

      Our $26.4 billion of Global Financing debt -- which was 92% of IBM's debt -- was leveraged at a comfortable 6.7 to 1.

      We increased our cash on hand, and we funded the Informix acquisition, while maintaining our core debt to capital at a very comfortable 11% -- the same level as last year.

As I have said in previous quarters, this is not the environment to have growing inventories or accounts receivable problems. Asset and debt levels continue to receive high focus, and it shows in our results.

While for some companies, focus on the balance sheet and cash flow has now become more fashionable, it has always been important to us -- and it pays in many ways.

      Since 1994, we've put $50 billion of free cash flow to work -- after investing $38 billion in capital expenditures.

      Or consider that IBM reopened the investment-grade bond market in September with a heavily over-subscribed $1.5 billion bond issue.

Now let me turn to a discussion of some of our individual businesses -- starting with Global Services -- Chart 11.

GLOBAL SERVICES

Global Services -- at $8.7 billion -- was up 9% at constant currency.

      o     Services grew 11%, and
      o     Maintenance revenue was up 1%.

$10 billion of signings grew our backlog to $97 billion.

      We did have delays in September signings, particularly for Business Innovation Services in the Americas. But our Outsourcing Services pipeline going into the 4th quarter is as strong as we've ever seen.

      So, even in a challenging environment:

      o     we had seven deals greater than $100 million,
      o     our 6th straight quarter of signings at $10 billion or more,
      o and nearly $600 million of web-hosting signings -- bringing our total web-hosting signings to $1.7 billion year-to-date.

Now let me review the three major services segments.

First, Outsourcing and e-Sourcing -- slightly more than 40% of Global Services this quarter -- grew a healthy 13% at constant currency.

      o New businesses like e-Sourcing -- IBM's web hosting, co-location and managed application hosting -- continued to drive revenue growth. e-Sourcing revenue was up 50% this quarter, and was nearly three quarters of a billion dollars year-to-date.

      o And finally, leveraging the scale and scope of our outsourcing business, cost management initiatives drove another point of margin improvement this quarter, extending our lead against the competition.

Integrated Technology Services -- which includes product support services and maintenance -- is about a third of Global Services.

      o     IT Services -- excluding maintenance -- was up 16%.

      o We continued to see strength across all geographies, driven by server and infrastructure consolidations.
      o We also saw a slight up-tick in business continuity and recovery services this quarter, which grew 14%.

Next is Business Innovation Services, which includes consulting and systems integration. It's slightly less than a quarter of Global Services revenue and grew 6%.

      In the Americas, BIS revenue dropped off substantially, leading to a year-to-year decline in the geography. The events of September 11 further impacted an already weak consulting and integration environment.

      In Europe and Asia-Pacific, we had double-digit BIS growth.

      And worldwide, we continued to see good growth in key e-business areas:

            Supply chain revenue grew more than 50% worldwide -- and e-business integration revenue more than doubled.

Overall, this was a good quarter for Global Services.

      We have again gained share, because our services capabilities provide compelling value for our customers by helping them drive efficiencies in their IT infrastructures and processes. As a result:

            o     Outsourcing demand remains strong.
            o     Server consolidations are driving a healthy ITS business.
            o And although Business Innovation Services in the U.S. has weakened, many customers continue to integrate business applications across their enterprises.

      Our opportunity pipeline going into the fourth quarter is as strong as we've ever seen, giving us good visibility that signings will again accelerate -- just as they did after Y2K.

Click on the NEXT button for Chart 12, and I'll discuss eServers and Storage eSERVERS AND STORAGE

Customers are shifting their priorities to high-end servers as they enhance their infrastructure.

This strong momentum behind zSeries began a year ago and continued in the 3rd quarter, with MIPS growth of more than 40%.

      Mainframe growth is driven by a number of factors. Customers are using mainframes --

      o for consolidation, adopting Linux to centralize dispersed workloads like file, mail or print serving --
      o     for new workloads, like web and e-commerce enablement, and
      o for greater reliability, security, workload management and reduced cost.

In the UNIX server market, almost every competitor has preannounced significant revenue shortfalls, and we believe this market may be down as much as 35%. While pSeries revenue was down 9%, we will again gain share.

      Earlier this month, right on schedule, IBM announced Regatta.

      This eServer p690 is the first product to use Power4 processors
      -- combining copper, silicon on insulator and low-k dielectric. These are the most advanced chips ever offered.

      But the p690 is more than just a hot chip. While the competition chooses to provide reliability through expensive redundant hardware, the p690 uses the mainframe's predictive technologies to keep applications up and running -- at far less cost to the customer.

      The advanced architecture of the p690 gives customers 25% better performance -- at half the price.

The iSeries -- our integrated server platform -- grew 10% this quarter, posting gains in all geographies.

      In July, I told you about the release of the new operating system.

      o It allows customers to leverage multiple environments, including Java, WebSphere and Linux.

      o     We added dynamic partitioning capabilities to the iSeries.

      o     And this quarter, it won Best of Show at Linux World.

      Recent reports by IDC and the Gartner Group highlighted the iSeries' ease of use, low cost of ownership, 64-bit capability, and high reliability -- all attributes that customers have exploited for server consolidation.

The Intel server market continues to be under intense pressure, and our xSeries revenues were down 25% year-to-year, in line with the market.

      We recently announced an advanced set of technologies from our high-end servers, called Summit, which will bring best-of-breed availability, scalability and performance to the xSeries.

So, the real world is made up of multiple server platforms, and our customers recognize IBM's unique ability to offer the best server to meet customers' many different requirements.

Shark, our high-end disk storage device, grew 14% and continued to gain market share.

      We've seen strong customer demand for native FICON which we announced this quarter -- and Shark remains the only Enterprise Storage device to offer this feature.

      We continue to see wide customer recognition of our competitive advantages. Just yesterday, Wal-Mart announced their decision to utilize z/900s and Shark storage as the backbone of their worldwide data center.

Complementing our disk solutions, we offer our customers low-cost, high-performance tape storage. Tape continues to do well and grew by more than 20%.

Now click on the NEXT button for Personal Systems Chart 13.

PERSONAL SYSTEMS

The PC industry slowdown and severe price pressures seen in the 1st half -- intensified in the 3rd quarter.

            Our PC revenue was down 29% year to year.

            From the 2nd quarter, revenue was down 9% -- and we expect that, when all the data is in, this will be in line with industry trends.

      We are fine-tuning our business model and have taken aggressive actions to bring our structure in line with these revenue levels.

      o Plant inventories have been reduced 25% this year, and channel inventories have been reduced 35%.

      o     Expenses have been reduced by leveraging the IBM.com sales channel.

      o And earlier this month, we refreshed the entire product line -- bringing new wireless, security and management capabilities to our ThinkPads and desktops.

Now if you'll move to Chart 14, we'll cover Technology.

TECHNOLOGY

The semiconductor industry's severe downturn has led to competitors announcing year-to-year revenue declines ranging from 20% to 50% -- and IBM
Microelectronics declined 30%. But we believe the 3rd and 4th quarter will be the bottom.

While we are disappointed with these results, we recognize that, in any new business, growth does not happen in a straight line -- as we found out in the early years of Global Services.

But you know that technology has always been a key part of this industry -- and as applications reach into new areas like pervasive computing and brand-new customer sets, we fully expect technology to maintain this vital role. With our leadership in custom logic -- leveraged by continued breakthroughs in IBM Research and an expanding patent portfolio -- we will continue to make great progress over the long term.

So, we'll leverage our leading-edge technologies based on copper, including advances like SOI and low-k dielectric. For example, Regatta uses all of these, and just last week we took it a step further with the announcement of ultra-low power chips that can be exploited in portable devices.

And we are accelerating our use of these technologies, away from older technologies, to meet our OEM customers' advancing requirements.

Like Global Services and Software, our Microelectronics business is an integral part of our e-business strategy.

Before I move on, let me touch on the OEM hard disk drive. While we do expect to gain share in both desktop and mobile drives in the 3rd quarter, our results reflect the same issues of low volumes and price pressures as in the PC industry.

Now click on the NEXT button for Software... Chart 15.

SOFTWARE

Our software business -- at $3.2 billion -- was up 14% at constant currency.

      o Operating System revenues, which make up about 20% of total software, were up 3% at constant currency, driven by server consolidation onto the z- and i-series platforms.

      o Middleware, the majority of our software revenue at 80% of the total, grew 18%.

These results reflect broad-based success: across our portfolio -- across operating platforms -- and across customer sets.

Across the portfolio:

      o Our transaction-processing leadership continued as WebSphere revenue grew 75% and MQ Series revenue more than 100%.
      o DB2 continued its success in the marketplace with 31% growth overall and an even higher 56% growth on UNIX and NT. And these numbers are without Informix.
      o Tivoli turned the corner with continued sequential revenue growth and profitability improvements.
      o     And Lotus real-time collaboration software grew 18%.

We also had success across platforms:

      o     Our middleware software grew 32% on UNIX and NT.
      o On host platforms, 14% middleware growth was led by our database tools business. We're aggressively going after this market, and should achieve about $400 million in revenue this year.

And we continue to have success across customer sets:

      o We signed important new middleware deals with existing customers and new customers, like eBay which selected WebSphere as its technology foundation.

As a result, we continue to gain share in key middleware sectors.

      o BEA Systems, our largest competitor in application servers, reportedly expects flat to modest revenue growth this quarter, versus our 75% growth in WebSphere.

                  In September, GIGA projected that IBM WebSphere will more than double its market share to 34%. They projected that BEA is increasing share by only 5 points to 36%. We are now virtually tied for the lead in this market, and expect to be number 1, shortly.

      o In database, Oracle had declining database revenues this quarter versus our 31% DB2 growth.

            And, our successful Informix database acquisition this quarter --

            o     more than doubled our distributed database revenue,
            o     Added 2500 skilled resources, and
            o strengthened our presence in the small and midsize customer segments with the addition of 100,000 customers.

      o And in real-time web conferencing, Lotus Sametime leads with a 33% market share and almost three million corporate users, according to a July IDC study.

Finally, our ISV alliances continue to drive revenue growth. More than $1 billion of IBM revenue was generated this quarter by 70 global strategic alliances. Our partnering strategy is paying off -- for our customers, our software partners, and us.

We have talked to you a lot about IBM's unique ability to integrate multi-platform e-business solutions for our customers. You can see this in our Server results -- in our Services results -- and here in our Software results.

Now, if you'll hit the NEXT button, let me summarize my remarks.

CLOSING REMARKS

Let me conclude by looking ahead to 2002.

In many respects this is an economic call -- when does worldwide GDP bottom out, and what's the timing and strength of the recovery? But that's a call I'm going to leave to you.

In a weak economy, our recent results have demonstrated our ability to sustain strong profit. And, we will leverage our strengths and continue to invest for the future. For example --

            o We've recently acquired Informix, to double our revenue for database software on distributed platforms -- and Mainspring, to add their expertise to our consulting practices.

            o And while we are carefully controlling our total expense, we are also aggressively cutting infrastructure to enable increased investments in areas that can directly drive growth.

When the economy picks up, the emerging changes in the competitive landscape will accelerate. We've already seen evidence of that, even though some of our piece-part competitors are hoping that history will repeat itself.

      o We've been consistently gaining share on key piece-part competitors -- Sun, EMC, Oracle, BEA. Check out industry reports.

      o Our sustained track record for new patents, our rollout of new technology, and our timely use of that technology in new products means that our leadership has been widening. Check out industry reports.

      o Open standards have been gaining momentum. IDC reported that Linux was 27% of new operating system shipments -- last year -- even at this early stage in its capabilities. And they projected 24% compound growth over the next five years. That compares to 17% for Windows NT. IBM revamped its strategy around open standards because it's what our customers want. Our competitors have not, because it's not what our competitors want.

      o As customers get into the more sophisticated applications of e-business -- integration front to back -- they are turning to IBM because of our experience, because of our ability to provide business solutions, not just product solutions. Even some of our competitors are starting to recognize this and are trying to imitate us.

      o IBM's business model has been building momentum over the past several years. Yet many of our competitors are facing major disruptions. They're reporting significant declines in revenue and, more importantly, profit declines -- if not operating losses -- as they adjust their structure to reflect the realities of competitive pricing.

These are all metrics that point to IBM as the emerging leader.

And we continue to expect long-term growth in IT spending. As worldwide GDP growth settles out at 2 to 3 percent, many observers believe that IT spending should grow around 10%.

      From an economic perspective -- information technology drives productivity, which drives earnings.

      Leading companies around the world understand the important shift that is taking place in our industry, as computers and telecommunications continue to converge -- tied together and supported by powerful servers, sophisticated middleware software, and global services integration capabilities.

That's exactly what our strategy has been built to address. Even during these challenging times, it's given us a competitive advantage.

      And when the economy recovers, we expect to be in an even stronger competitive position -- and return to our model of high single-digit revenue growth and low double-digit growth in earnings per share.

In closing, IBM has managed through these tough times before. We benefit from our experience.

      And we continue to feel good about our strategies, our products and our services, and the value we provide to our customers as the computing model continues to shift in our direction. We're very encouraged about our prospects.

CLOSING - Hervey C. Parke

Thanks, John.

Before we take your questions, let me give you an update on our Fall Analyst Meeting. To minimize a scheduling conflict for many investors, we have moved this meeting ahead one day, to the afternoon of November 14. Additional details will be forthcoming.

Now, if you will all go to the next chart -- you will find an index of all our slides that may be helpful during the Q&A.

================================================================================

IBM 3Q 2001
EARNINGS PRESENTATION

OCTOBER 2001

================================================================================

CERTAIN COMMENTS MADE IN THIS PRESENTATION MAY BE CHARACTERIZED AS FORWARD LOOKING UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

THOSE STATEMENTS INVOLVE A NUMBER OF FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY.

ADDITIONAL INFORMATION CONCERNING THESE FACTORS IS CONTAINED IN THE COMPANY'S FILING WITH THE SEC. COPIES ARE AVAILABLE FROM THE SEC, FROM THE IBM WEB SITE, OR FROM IBM INVESTOR RELATIONS.

                                      IBM

                              IBM 3Q 2001 RESULTS

                         ==============================

                                                B/(W)                     B/(W)                     B/(W)
($B)                                1Q01        YR/YR         2Q01        YR/YR         3Q01        YR/YR
                                    ----        -----         ----        -----         ----        -----
                                  -------------------------------------------------------------------------
Revenue - as reported               21.0        9%            21.6       --             20.4        (6%)
          @CC                                  14%                        5%                        (3%)
                                  -------------------------------------------------------------------------
  GP%                               36.1%     0.3 pts         37.3%     1.0 pts         36.2%      0.8 pts
  E/R%                              24.3%     0.3 pts         23.8%    (0.3 pts)        25.1%     (2.6 pts)
Pre-tax Income                       2.5       15%             2.9        5%             2.3       (19%)
  Pre-tax Income Margin             11.8%     0.6 pts         13.5%     0.6 pts         11.1%     (1.8 pts)
                                  -------------------------------------------------------------------------
  Tax Rate%                         29.7%     0.3 pts         29.5%     0.5 pts         29.5%      0.5 pts
Net Income                           1.7       15%             2.0        5%             1.6       (19%)
  Net Income Margin                  8.3%     0.5 pts          9.5%     0.5 pts          7.8%     (1.2 pts)
                                  -------------------------------------------------------------------------

                                  -------------------------------------------------------------------------
Average Shares - Diluted (M)        1781      2.7%            1778      2.2%            1768       2.3%
EPS - Diluted                      $0.98       18%           $1.15        8%           $0.90       (17%)
                                  -------------------------------------------------------------------------

                         IBM 3Q 2001 GEOGRAPHIC REVENUE

                ===============================================

($B)                  B/(W)   Yr/Yr           B/(W)    Yr/Yr         B/(W)  Yr/Yr     % of
                      -------------           --------------         ------------     Rev
               1Q01   Rptd     @CC    2Q01    Rptd      @CC   3Q01   Rptd    @CC     3Q YTD
               ----   ----     ---    ----    ----      ---   ----   ----    ---     ------
              ---------------------- ----------------------- ---------------------- -------
Americas        9.0      6%      7%    9.6     (1%)     --     9.1    (6%)    (5%)     44%

Europe/ME/A     5.6      3%     11%    5.8     (1%)      7%    5.7     1%      4%      27%

Asia Pacific    4.3      8%     18%    4.3     (2%)     10%    4.1    (5%)     5%      20%

OEM             2.1     48%     49%    1.9     11%      12%    1.5   (28%)   (27%)      9%
              ---------------------- ----------------------- ---------------------- -------

              ---------------------- ----------------------- ---------------------- -------
IBM            21.0      9%     14%   21.6     --        5%   20.4    (6%)    (3%)    100%
              ---------------------- ----------------------- ---------------------- -------

                              IBM 3Q 2001 REVENUE

                ===============================================

($B)                      B/(W)   YR/YR             B/(W)    YR/YR           B/(W)  YR/YR     % OF
                          -------------             --------------           ------------     REV
                   1Q01   RPTD      @CC     2Q01    RPTD      @CC     3Q01   RPTD    @CC     3Q YTD
                   ----   ----      ---     ----    ----      ---     ----   ----    ---     ------
                   ---------------------- ------------------------- ---------------------- --------
Global Services     8.5     12%      18%     8.7       7%      13%     8.7     5%      9%     41%

Hardware            8.5     11%      15%     8.7      (5%)     (1%)    7.5   (21%)   (18%)    39%

Software            2.9     --        5%     3.0      (5%)     --      3.2    10%     14%     15%

Global Financing    0.8      2%       5%     0.8       3%       7%     0.8    (4%)    (2%)     4%

Enterprise Inv./    0.3    (19%)    (14%)    0.3      (7%)     --      0.2   (24%)   (21%)     1%
Other
                   ---------------------- ------------------------- ---------------------- --------

                   ---------------------- ------------------------- ---------------------- --------
IBM                21.0      9%      14%    21.6*     --        5%    20.4    (6%)    (3%)   100%
                   ---------------------- ------------------------- ---------------------- --------

* Rounding

                        IBM 3Q 2001 GROSS PROFIT MARGIN

                ===============================================

                                        B/(W)                   B/(W)                    B/(W)
                             1Q01       YR/YR         2Q01      YR/YR          3Q01      YR/YR
                             ----       -----         ----      -----          ----      -----
------------------------------------------------- ------------------------ ----------------------
Global Services              25.5%    (0.4 pts)      27.6%     0.5 pts        28.4%     1.8 pts

Hardware                     30.2%     2.8 pts       29.9%     2.6 pts        24.0%    (3.9 pts)

Software                     80.2%     0.2 pts       82.4%    (0.1 pts)       81.5%     0.3 pts

Global Financing             47.3%     3.8 pts       48.2%     3.0 pts        51.0%     9.3 pts

Enterprise Inv./Other        49.5%     1.9 pts       43.3%    (4.6 pts)       40.8%    (6.7 pts)
------------------------------------------------- ------------------------ ----------------------

------------------------------------------------- ------------------------ ----------------------
IBM                          36.1%     0.3 pts       37.3%     1.0 pts        36.2%     0.8 pts
------------------------------------------------- ------------------------ ----------------------

                          IBM 3Q 2001 EXPENSE SUMMARY

                ===============================================

                                      B/(W)                      B/(W)                      B/(W)
($B)                      1Q01        YR/YR          2Q01        YR/YR          3Q01        YR/YR
                          ----        -----          ----        -----          ----        -----
Operating Expenses
                         ----------------------- ---------------------------- --------------------------
     SG&A                  3.8           (3%)         3.8            3%           3.7           --

     R&D                   1.2           (3%)         1.3           (1%)          1.3           --
                         ----------------------- ---------------------------- --------------------------

                         ----------------------- ---------------------------- --------------------------
Net Interest/              0.1           NA           0.1           NA            0.1           NA
Other Income
                         ----------------------- ---------------------------- --------------------------

                         ----------------------- ---------------------------- --------------------------
Total Expense              5.1           (7%)         5.1*          (1%)          5.1           (5%)

     E/R%                 24.3%         0.3 pts      23.8%         (0.3 pts)     25.1%        (2.6 pts)
                         ----------------------- ---------------------------- --------------------------

        *  Rounding

                                 IBM CASH FLOW

($B)
                                                   3Q00        FY00        3Q01
                                                   ----        ----        ----
Net Income                                          2.0         8.1         1.6
Depreciation/Amortization                           1.2         5.0         1.2
Working Capital / Other                            (0.1)       (0.8)        0.5
--------------------------------------------------------------------------------
Total Operating Sources                             3.0        12.3         3.4
--------------------------------------------------------------------------------
Capital Expenditures, Net                          (1.1)       (4.6)       (1.3)
Other Operating Uses                                0.1        (0.5)         --
--------------------------------------------------------------------------------
Total Operating Uses                               (1.0)       (5.0)       (1.3)
================================================================================
Free Cash Flow                                      2.0         7.3         2.0
--------------------------------------------------------------------------------
Dividends                                          (0.2)       (0.9)       (0.2)
Acquisitions                                       (0.1)       (0.3)       (0.9)
Share Repurchase                                   (1.4)       (6.7)       (1.8)
Other                                              (0.2)        0.2          --
Global Financing, Net                               0.5        (0.8)        0.5
Core Debt, Net                                     (0.8)       (0.9)        0.7
--------------------------------------------------------------------------------
Net Cash Flow                                      (0.2)       (2.1)        0.2
--------------------------------------------------------------------------------

                               IBM BALANCE SHEET

                ===============================================

                                             SEPT           DEC            SEPT
($B)                                         2000          2000            2001
                                             ----          ----            ----
                                             -----------------------------------
Cash                                          3.0           3.7              4.0
Core Assets*                                 45.0          45.1             45.7
Global Fin. Assets*                          35.9          39.6             35.4
                                             ----          ----             ----
Total Assets                                 83.9          88.3             85.1
                                             -----------------------------------

                                             -----------------------------------
Other Liabilities                            34.9          39.1             34.6
Core Debt                                     1.8           1.1              2.2
Global Fin. Debt                             27.6          27.5             26.4
                                             ----          ----             ----
Total Debt                                   29.4          28.6             28.6
                                             ----          ----             ----
Total Liabilities                            64.3          67.7             63.1
                                             -----------------------------------

                                             -----------------------------------
Equity                                       19.5          20.6             22.0
                                             -----------------------------------

                                             -----------------------------------
Core Debt/Cap                                 11%            6%              11%
Global Fin. Leverage                          6.1           6.6              6.7
                                             -----------------------------------

*Excluding Cash

                                GLOBAL SERVICES

                ===============================================

                             Revenue $8.7B, +9% @CC

      ---------------------                    --------------------
      Services      +11%                       Signings     $10B
      Maintenance   + 1%                       Backlog      $97B
      ---------------------                    --------------------

o     Backlog continued to grow

      >     $1.7 Billion of Web-hosting signings year-to-date
      >     Strong outsourcing pipeline

o     Outsourcing and eSourcing up 13%

      >     Web-hosting revenue up 50%
      >     Continued margin improvement

o     Integrated Technology Services up 16%

      >     Server consolidations driving growth
      >     Business Continuity and Recovery Services revenue up 14%

o     Business Innovation Services up 6%

      >     Americas revenue declined year-to-year
      >     Signings dropped off in September
                              eSERVERS AND STORAGE

                 ==============================================

o     IBM eServers: leveraging technology leadership

            --    Infrastructure & server consolidation
            --    eServers gaining share

      >     zSeries - mainframe - continued momentum

            --    MIPS up >40%, MIPS inventory up >30%

      >     pSeries - revenue down 9%

            --    Estimate 5-6 point share gain, market down 35%
            --    New p690 (Regatta): 25% more performance at half the price of competition

      >     iSeries - revenue growth 10%; up in all geographies

            --    New capabilities - Linux, dynamic partitioning

o     Storage: TotalStorage Solutions

      >     Shark revenue up 14% - gaining share
      >     Tape revenue up > 20%

                                PERSONAL SYSTEMS

                 ==============================================

o     PC revenue down 29% yr/yr @CC

      >     Industry price and demand pressure
      >     ThinkPads - down 28%
      >     Desktop - down 30%

o     Actions

      >     Plant inventory down 25%
      >     Channel inventory down 35%
      >     Expense down significantly yr/yr

o     Full product refresh - October, 2001

                                   TECHNOLOGY

                 ==============================================

o     OEM Microelectronics

      >     Current environment

            --    Severe industry downturn
            --    Down 30% sequentially

      >     Longer-term

            --    Strategic importance
                  o     Fundamental building block of e-business
            --    Leveraging IBM Research

o     OEM Storage

      >     PC industry - driving component price pressure and demand softness
      >     Mobile leadership

                                    SOFTWARE

                 ==============================================

                             Revenue $3.2B, +14% @CC

                     Operating Systems  +3%

                                                UNIX/NT  +32%
                     Middleware        +18%

                                                Host     +14%

o     Strong growth across the portfolio, platforms, and customer sets

o     Continued to gain share in middleware

      >     WebSphere                   + 75% yr/yr
      >     MQ Series                   + 129% yr/yr
      >     Database                    + 31% yr/yr (w/o Informix)
      >     Lotus Collaboration         + 18% yr/yr
      >     DB Tools                    + 300% yr/yr

o     Tivoli business stabilizing, and gaining in key areas

o     Successfully completed Informix acquisition

o     Leverage ISV alliances

                                      IBM

                       CURRENCY: YEAR-TO-YEAR COMPARISON

                 ==============================================

                           QUARTERLY AVERAGES PER US$

                                                                        @ 10/15
                                                                          SPOT
                                                                10/15     ----
                    1Q01            2Q01            3Q01         SPOT     4Q01
                -----------     -----------     -----------     -----  ---------
Euro            1.08            1.15            1.12             1.10

 Yr/Yr                  -7%             -7%             -2%                4%

Pound           0.69            0.70            0.70             0.69

 Yr/Yr                 -10%             -8%             -3%                0%

Yen              118             123             121              121

 Yr/Yr                 -10%            -15%            -13%              -10%
                ----------------------------------------------------------------

Negative IBM          5 pts           5 pts            3 pts            1-2 pts
Rev. Impact

Negative Yr/Yr growth signifies a translation hurt